Exhibit 99.1

CONTACT INFORMATION

Maureen O’Connell
PalmSource, Inc.
408-400-1543
maureen.oconnell @palmsource.com

William L. Keever Appointed to PalmSource Board of Directors

Telecommunications industry executive brings 38 years of experience to role

SUNNYVALE, CA, March 24, 2005— PalmSource, Inc. (NASDAQ: PSRC), provider of Palm OS®, a leading operating system powering next generation phones and mobile devices, today announced the appointment of William L. Keever to the PalmSource board of directors. Keever currently serves as principal of Keever Vineyards, LLC.

Keever, 59, brings 38 years of business and operations experience at international telecommunications companies to his role as a member of PalmSource’s board of directors. Before founding Keever Vineyards, he held a number of executive management positions with Vodafone Group, including chief executive officer, Asia. Keever also served as president of Vodafone Americas. Prior to joining Vodafone, Keever was president of Airtouch International, a division of Airtouch Communications, Inc., a provider of wireless telecommunications services. In addition to Vodafone and Airtouch Communications, Keever has held management positions at Pacific Bell and Pac Tel Corp. He received a bachelor’s degree in business administration from California State University, Sacramento. Keever is a member of the Auburn University Engineering School advisory board and a trustee for the Napa Valley Museum.

“Bill’s extensive experience in the wireless industry and his international experiences as a senior operating executive in the broad telecommunications industry are a welcome addition to PalmSource,” said David Nagel, president and CEO of PalmSource. “Bill’s skills and talents further strengthen the diversity of the PalmSource board.”

Keever joins PalmSource board members P. Howard Edelstein, Robert J. Finocchio, Jean-Louis F. Gassée, David Nagel, Betsy Rafel and John B. Shoven, Ph.D.

About PalmSource

PalmSource, Inc. is the company behind Palm OS®, a leading operating system powering mobile information devices. Approximately 38 million Palm Powered handhelds and smartphones have been sold to date worldwide. Industry leaders Aceeca, AlphaSmart, Fossil, Garmin, GSL, Kyocera, Lenovo, palmOne, Samsung, Sony, Symbol Technologies and Tapwave license Palm OS to create diverse mobile devices that meet unique customer needs. Palm OS has given rise to a large community of users, enterprises, developers and manufacturers, who together make up the Palm Powered Economy. More information about PalmSource is available at www.palmsource.com, www.palmsource.co.uk, www.palmsource.fr, www.palmsource.de, www.palmsource.com/es and www.palmsource.com.cn.

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